Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Precipio, Inc. (formerly Transgenomic, Inc.) on Form S-8 file no’s 333-41714, 333-69334, 333-139999, and 333-196712, and Form S-3 file no’s 333-200313, 333-201907, 333-205793, 333-209111 and 333-209112 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 24, 2017, with respect to our audit of the financial statements of Precipio Diagnostics, LLC as of December 31, 2016 and for the year ended December 31, 2016, which report is included in this Current Report on Form 8-K/A of Precipio, Inc.

/s/ Marcum LLP

Hartford, CT

July 31, 2017